                     PIONEER AMERICAN HOLDING COMPANY CORP.

                           ---------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

         Notice is hereby given that the annual meeting of shareholders of PIONEER AMERICAN HOLDING COMPANY CORP. (the "Company") will be held on June 4, 1996, at 10:00 A.M. (prevailing time), at the Corporate Office of Pioneer American Holding Company Corp., 41 North Main Street, Carbondale, Pennsylvania for the following purposes:

         1. To elect the two Class 1 Directors named herein to serve as Directors of the Company, as more fully described in the accompanying Proxy Statement; and

         2. To approve an amendment to the Company's Articles of Incorporation to change the par value of the Company's Common Stock and Preferred Stock from $10.00 per share to $1.00 per share (a Two for One stock split has been declared subject to the proposed amendment being approved and becoming effective).

         3. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

         The Board of Directors has fixed April 30, 1996 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  By Order of the Board of Directors,

                                  Donald A. Hoyle, Jr., President


May 13, 1996

                     PIONEER AMERICAN HOLDING COMPANY CORP.
                              41 North Main Street
                         Carbondale, Pennsylvania 18407

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------



         The accompanying proxy is solicited by and on behalf of the Board of Directors of Pioneer American Holding Company Corp. (the "Company") for use at the annual meeting of shareholders to be held on June 4, 1996, at 10:00 A.M. (prevailing time) at the Company's Corporate Office, 41 North Main Street, Carbondale, Pennsylvania and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is May 13, 1996.


         Sending in a signed proxy will not affect the shareholder's right to attend the annual meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is exercised.

         The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by directors, officers or employees of the Company and its bank subsidiary, Pioneer American Bank, National Association (the "Bank") without additional compensation. Upon request by record holders of the Company's common stock, par value $10.00 per share (the "Common Stock"), who are brokers, dealers, banks or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock.


         A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company's Common Stock for election of the two nominees for Class 1 directorships hereinafter named and in favor of Proposal Two.


         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended; and (v) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

         The Company is not currently aware of any matters which will be brought before the annual meeting (other than procedural matters) which are not referred to in the enclosed notice of the annual meeting.


         The Company had 1,400,825 shares of Common Stock outstanding at the close of business on April 30, 1996, the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum for the purpose of considering such matter. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the annual meeting. The election of Directors will be determined by a plurality vote. Adoption of Proposal Two requires the affirmative vote of a majority of the votes cast by all shareholders voting in person or by proxy. An abstention, withholding of authority to vote or broker non-vote, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.


         Article 8 of the Company's Articles of Incorporation restricts the rights of a Person (as hereafter defined) to cast more than 10% of the total votes which all shareholders are entitled to cast at a meeting, unless authorized to do so by the Board of Directors and subject to such conditions as the Board of Directors may impose. The term "Person" includes not only individuals and entities, but also groups of individuals and entities who act together for the purpose of acquiring, holding, disposing of or voting Common Stock.

         The casting of votes by a Person as a proxy holder for other shareholders is not counted in computing the 10% limitation to the extent that the proxies so voted were revocable and were secured from other shareholders who are not members of a group which includes such Person. Giving a revocable proxy to a Person does not in itself cause the shareholder giving the proxy to be a member of a group which includes such Person. Article 8 provides that the determination by the Board of Directors of the existence or membership of a group, and of a number of votes any Person or each member of a group is entitled to cast, is final and conclusive absent clear and convincing evidence of bad faith.

         In the event of a violation of Article 8 and in addition to other remedies afforded the Company, the judges of election cannot count votes cast in violation of Article 8 and the Company or its nominees have an option to acquire from the violator shares of Common Stock in excess of the 10% limit at prices which would in certain situations be lower than the then current market prices of such shares.

         The foregoing is a brief summary of Article 8 and is qualified and amplified in all respects by the exact provisions of the Articles of Incorporation, which can be obtained in the same manner as the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (see "ANNUAL REPORT").

                   PRINCIPAL BENEFICIAL OWNERS OF COMMON STOCK

         The following table sets forth, as of April 30, 1996, certain information with respect to the beneficial ownership of Common Stock by (i) each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each Director, (iii) each of the Executive Officers named in the Summary Compensation Table below and (iv) all Executive Officers and Directors of the Company as a group:

                                                                         Shares of Common
                                                                         Stock Beneficially       Percent of
Name                                        Position                         Owned (a)              Class (b)
- ----                                        --------                         ---------              ---------

Richard Chojnowski                          Director                              73,228 (c)            5.23%

Gene E. Goldenziel                          Director                              28,998 (d)            2.07%

John S. Guzey                               Chairman/Director                     28,000                2.00%

Donald A. Hoyle, Jr.                        President/Director                    62,295 (e)            4.45%

William K. Nasser                           Director                              76,754 (f)            5.48%
  One Dunham Drive
  Dunmore, PA

Margaret L. O'Connor, R.N.                  Director                              22,408 (g)            1.60%

John W. Reuther                             Senior Executive Vice                 49,583 (h)            3.54%
                                            President/Director

Eldore Sebastianelli                        Treasurer/Director                    24,182 (i)            1.73%

John W. Walski                              Director                              50,572 (j)            3.61%

All Directors and Executive
Officers of the Company as
a group (13 persons)                                                             394,970               28.20%

- ----------

(a) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after April 30, 1996. Beneficial ownership may be disclaimed as to certain of the securities. Except as indicated in the footnotes of this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated.

(b) Does not include shares held by the ESOP except as specifically set forth herein. As of April 30, 1996, the ESOP held 75,084 shares of which 3,400 shares had not been allocated to individual accounts.

(c)  All shares are owned jointly with his mother.

(d) Includes 24,498 shares owned jointly with his spouse and 2,000 shares held in an IRA account and 2,000 shares held as co-trustee.

(e) Includes 47,985 shares which may be acquired upon the exercise of stock options. Also includes 4,208 shares owned jointly with his spouse and 4,955 shares held by the ESOP which have been allocated to his individual account.

(f) Includes 8,292 shares owned jointly with his spouse, 19,856 shares owned individually by his spouse, 9,602 shares held by him as co-trustee for his children, and 39,004 shares owned individually among his children and grandchildren.

(g) Includes 100 shares owned by Estate of husband and 22,308 held as Trustee for family trust.

(h) Includes 35,754 shares which may be acquired upon the exercise of stock options. Also includes 32 shares held by him as co-trustee for his children, 40 shares held jointly with his son, Michael, and 3,911 shares held by the ESOP which have been allocated to his individual account.

(i) Includes 2,146 shares held as trustee for his granddaughters and 22,036 shares held jointly with his spouse.

(j)  Includes 17,324 shares owned jointly with his spouse.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         The Company's Bylaws provide that the Board of Directors will be divided into four classes and that each class shall serve for four years. The Board of Directors has designated the persons listed below to be nominees for election as Class 1 Directors. The nominees are being nominated to serve until the end of their terms and until their successors are elected and qualified. The Company has no reason to believe that either of the nominees will be unavailable for election; however, should either nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company's nominees.

         The Bylaws of the Company require that nominations for Directors to be elected at an annual meeting of shareholders, except for those made by management of the Company, must be submitted to the Secretary of the Company in writing not later than the close of business on the 20th day immediately preceding the date of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith may, in such officer's discretion, be disregarded by the presiding officer of the meeting, and upon the presiding officer's instruction, the vote talliers may disregard all votes cast for each such nominee. In the event the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of capital stock of the Company shall be counted if at least one nomination for that person complies with this provision.

         Every Director must be a shareholder of the Company and shall own in the Director's right the number of shares (if any) required by law in order to qualify as such Director. Any Director shall forthwith cease to be a Director when the Director no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such Director vacated.

Information Concerning Nominees

         The following table contains information with respect to the nominees for Director. Donald Hoyle was first elected to the Board of Directors upon formation of the Company in 1984. Richard Chojnowski was first appointed to the Board of Directors in 1994.

                                                       Year First
                                                       Elected or
                                                       Appointed
                                                       Director of              Principal Occupation
Name                                        Age        the Bank                 for Past Five Years
- ----                                        ---        --------                 -------------------

Class 1 - Term to Expire in 2000

Donald A. Hoyle, Jr.                        61           1984             President of Company and Bank

Richard Chojnowski                          53           1994             Electrical Contractor


Information Concerning Continuing Directors

         The following table contains certain information with respect to the Directors whose terms of office expire in 1997, 1998 and 1999. Gene E. Goldenziel was first elected in 1986, John Reuther was first elected in 1988, and Margaret L. O'Connor, R.N. was first appointed to the Board of Directors in 1995. All other Directors were first elected upon formation of the Company in 1984.

                                                       Year First
                                                       Elected or
                                                       Appointed
                                                       Director of        Principal Occupation
Name                                        Age        the Bank           for Past Five Years
- ----                                        ---        --------           -------------------

Class 2 - Term to Expire in 1999

Gene E. Goldenziel                          48           1985             Attorney - Needle & Goldenziel

William K. Nasser                           80           1969             Certified Public Accountant - William K.
                                                                          Nasser Accountants

John W. Walski                              74           1982             Retired - Giant Markets


Class 3 - Term to Expire in 1998

John S. Guzey                               88           1960             Retired President-Keystone Pavement &
                                                                          Construction Co.

Margaret L. O'Connor, R.N.                  65           1995             Former Mayor, Clarks Summit






                                                       Year First
                                                       Elected or
                                                       Appointed
                                                       Director of        Principal Occupation
Name                                        Age        the Bank           for Past Five Years
- ----                                        ---        --------           -------------------

Class 4 - Term to Expire in 1997

John W. Reuther                             46           1988             Senior Executive Vice President of
                                                                          Company and Bank

Eldore Sebastianelli                        75           1980             Co-owner - C&S Excavating Company



Committees of the Board of Directors and Attendance at Meetings

         The Company does not have any nominating committee of the Board of Directors. Shareholders can submit to management names of nominees for Directors for review and consideration by the entire Board of Directors, as described above.

         The Bank has an Audit Committee which consists of three directors of the Bank who are not employees of the Bank and are appointed annually by the Board of Directors of the Bank. William K. Nasser, Eldore Sebastianelli and John
W. Walski are presently members of this Committee. The Bank's Audit Committee met two times during 1995 and is responsible for insuring that a suitable internal control system is maintained and proper examination procedures are carried out in all areas of the Bank on a continuing basis.

         The Bank also has a Planning Committee which is appointed annually by the Board of Directors of the Bank. Gene E. Goldenziel, Richard Chojnowski, Margaret L. O'Connor, R.N. and Robert S. Wallis are presently members of this Committee. The Bank's Planning Committee met two times during 1995 and is responsible for long-range planning for the Bank including recommending the compensation for senior officers of the Bank.

         The Board of Directors of the Company held five regular meetings during 1995. The Board of Directors of the Bank held 25 regular meetings during 1995. All incumbent Directors of the Company attended at least 75% of the aggregate of all the meetings of the Board of Directors and committee meetings of the Bank on which such Directors serve, with the exception of John Walski, who resides in Florida for four months, Margaret L. O'Connor, R.N. who resided in Florida for part of the year and Gene Goldenziel who was absent due to his legal practice.

Compensation of Directors


         Members of the Board of Directors are compensated at the rate of $200 per meeting of the Company and $500 per meeting of the Bank attended and one half the fee for meetings of the Bank not attended. Non-management Directors of the Bank also received an additional fee of $8,000 during 1995.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

         The following table sets forth all cash compensation paid by the Company and the Bank for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended December 31, 1995 to the Chief Executive Officer of the Company and the Bank and to all Executive Officers of the Company and the Bank whose salary and bonus exceed $100,000.

                           SUMMARY COMPENSATION TABLE


Name and                                                                                        Long Term            All Other
Principal Position                                           Annual Compensation              Compensation        Compensation (a)
- ------------------                                           -------------------              ------------        ----------------
                                     Year             Salary (b)               Bonus          Stock Options
                                     ----             ----------               -----          -------------

Donald A. Hoyle, Jr.                 1995            $181,800               $36,366            -  0  -                 $53,771
President of the Bank
and the Company                      1994             177,500                35,200             16,000                  63,364

                                     1993             161,100                29,300             16,000                  60,519


John W. Reuther,                     1995            $134,750               $23,700              - 0 -                 $41,926
Senior Executive Vice
President of the Bank and            1994             132,200                22,940             14,000                  45,123
the Company
                                     1993             121,300                21,340             14,000                  28,671




(a) For Mr. Hoyle, includes $6,000, $13,664 and $17,580 contributed by the Company or the Bank on his behalf to the Employee Stock Ownership Plan, $7,771, $6,000 and $7,089 contributed to the Savings and Investments Plan and $40,000, $43,700 and $35,850 to pay insurance premiums to fund the Company's obligations under the Executive Retirement Plan, in 1995, 1994 and 1993, respectively.

     For Mr. Reuther, includes $5,390, $10,846 and $12,800 contributed by the Company or the Bank on his behalf to the Employee Stock Ownership Plan, $6,536, $6,277 and $5,793 contributed to the Savings and Investments Plan and $30,000, $28,000 and $10,078 to pay insurance premiums to fund the Company's obligations under the Executive Retirement Plan, in 1995, 1994 and 1993, respectively.

(b)  Includes Directors fees of $16,500 for Mr. Hoyle and $16,250 for Mr.
     Reuther.

Employment Agreements

         The Bank and the Company had entered into employment agreements with Donald A. Hoyle, Jr. and John W. Reuther on September 30, 1991 providing for base annual salaries of $121,000 and $89,000, respectively. On October 12, 1993, the Bank entered into new employment agreements with Mr. Hoyle and Mr. Reuther providing for base annual salaries of $146,500 and $106,700, respectively. Both the new and old agreements provide for such higher than base salaries as may be negotiated from time to time during the term of the agreements as well as certain additional employment benefits. The base term of the agreements is five years; the agreements may be terminated by the Bank for cause, upon the death of the employee and, subject to the following provision concerning change of control, upon the termination of the employee's employment by resignation or otherwise. In the event that employee's employment with the Bank is terminated by the employee or the Bank upon a change in control of the Bank, the Bank will pay to the employee a lump-sum termination benefit equal to three years' base annual salary not later than 30 days after termination. In addition, upon such change in control, for one year, the employee will be reimbursed costs incurred in connection with the search for a new job and reasonable relocation expenses and, for two years, all nondiscriminatory employee benefits.

Executive Retirement Plan

         On October 25, 1988, the Bank adopted a retirement plan (the "Executive Retirement Plan") for the benefit of eligible employees. The Executive Retirement Plan is administered by a committee of the Board which designates the members who are eligible to participate in the Plan. The purpose of the Executive Retirement Plan is to assist the Bank and the Company in retaining the service of certain key employees until their retirement, to induce these key employees to utilize their best efforts to maintain and enhance the business of the Bank and the Company and to provide certain benefits to the key employees. Under the Executive Retirement Plan, the Bank allocates each year an amount on behalf of the member necessary to provide an annual income at the member's normal retirement date payable for ten years equal to 35% of the member's average compensation for his three most highly compensated years of employment. While benefits under the Executive Retirement Plan are intended to be unfunded obligations of the Bank, the Bank has elected to purchase insurance policies to fund the obligations. The account of each member is credited with interest at the rate of seven percent and compounded annually. A member shall have a 100% vested interest in his account upon eligibility for retirement, death, termination of his employment or in the event of a merger or acquisition of the Bank by another entity. Upon retirement, the member is entitled to the value of the account distributed in equal installments over a period of five, ten or fifteen years at the election of the member. Prior to a member's retirement, a member's beneficiary is entitled to the greater of the value of the member's account at the time of death, or $200,000 or $250,000 as determined by the Board of Directors. Donald A. Hoyle, Jr. and John W. Reuther have been designated as members under the Executive Retirement Plan.

         On March 7, 1994, the Bank supplemented the above described "Executive Retirement Plan" with insurance contracts for the benefit of Donald A. Hoyle, Jr. and John W. Reuther. The supplemental plan provides that the Bank purchase life insurance policies on the lives of the named executives. The Bank will further pay the annual premium due on each such policy until each insured reaches the age of 65, unless employment is terminated prior to age 65. Each named executive shall have a 100% ownership interest in his account upon eligibility for retirement, death, termination of his employment or in the event of a merger or acquisition of the Bank by another entity. Each named executive has executed a split-dollar agreement granting a collateral interest to the Bank for all premiums paid by the Bank. At their retirement age of 62, the plan benefit is estimated at $494,331 for Donald A. Hoyle, Jr. and $724,827 for John
W. Reuther.


Employee Stock Ownership Plan

         The Board of Directors of the Bank adopted an Employee Stock Ownership Plan ("ESOP") effective January l, 1985, and restated effective January l, 1989. The ESOP is intended to invest primarily in the Common Stock of the Company ("Qualifying Employer Securities"). The assets of the ESOP are held in a trust fund by the Company, as trustee (the "Trustee"), pursuant to a trust agreement.

         Contributions from the Bank to the ESOP are generally required to be made from net profits, and are made in amounts established in the sole discretion of the Board of Directors. Each participant is entitled to direct the Trustee with respect to the voting rights, if any, of any Qualifying Employer Securities allocated to the participant's account provided that the issuer has a "registration-type" class of securities. In other cases, the voting of shares held by the ESOP, in general, will be determined by the Trustee. In addition, under certain circumstances, a participant (or beneficiary) may exercise a "put option" granted by the ESOP and require the Company to buy back any Qualifying Employer Securities distributed to the participant (or beneficiary).

         The operation and administration of the ESOP is controlled by a committee appointed by the Board of Directors. The committee presently consists of Donald A. Hoyle, Jr., Patricia A. Cobb, Susan Muir and Nina Sticker. The committee designates investment policies under which the Trustee acts. The Board of Directors has the sole responsibility to appoint and remove members of the committee or the Trustee, and for determining the amount of contributions to the ESOP by the Bank, and to amend or terminate, in whole or in part, the ESOP or the trust agreement.

         Any employee of the Bank in the eligible class of employees is eligible to become a participant in the ESOP as of the January 1st following the date the employee completed six months of service with the Bank, and will share in employer contributions to the ESOP if he has completed 1,000 hours of service in any year. Each participant shall be fully vested in his account after three years of service. Stock purchased by the ESOP and dividends received by the ESOP are allocated among the participants in proportion to their respective compensation. Upon retirement, death or disability, a participant or his beneficiaries, as the case may be, will generally be entitled to receive specified benefits in the form of a single-sum distribution, subject to alternative forms of distribution. At the discretion of the Committee, benefits will be distributed in cash or in shares of Common Stock subject to the right of the participant to elect to receive his benefits in shares of Common Stock. A participant who separates from service prior to attainment of normal retirement age has the right to receive distribution of his plan benefits commencing no later than five years after the plan year in which he separated from service.

Savings and Investment Plan

         The Bank sponsors a Savings and Investment Plan ("Savings Plan") for employees which became effective on September 1, 1985, and was restated effective January 1, 1989. Any employee who was employed by the Bank on September 1, 1985 automatically became a participant in the Savings Plan. Any employee who completes 1,000 hours of service in any year is also eligible to participate in the Savings Plan.

         Subject to certain limitations, participants may contribute a portion of their earnings for each year to the Savings Plan. For the first three percent of earnings contributed by a participant, the Bank matches the contribution. On the next three percent of earnings contributed by a participant, the Bank matches one-half of the contribution. In addition, the Bank may contribute such additional amounts as it determines. Federal income taxes on the participant's and the Bank's contributions to the Savings Plan are deferred until the participant withdraws funds from the Savings Plan. Each participant designates one or more investment funds for the investment of the contributions made on the participant's behalf. A participant is 100% vested in his account upon death or termination of employment for any reason. Upon termination of employment by, or death of, a participant, the participant or his estate has several alternatives available for withdrawing funds from the Savings Plan. Withdrawals by a participant of certain contributions and loans from the Savings Plan are also permitted in certain situations.

Stock Option Plan

         In February 1990, the Board of Directors of the Company adopted a stock option plan, which was approved by the shareholders of the Company in May 1990 (the "Stock Option Plan"). Pursuant to the Stock Option Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options as well as stock options that do not qualify as incentive options. All officers and key employees of the Company or any current or future subsidiary who are employed on a full-time basis are eligible to receive options under the Stock Option Plan. As of December 31, 1995, incentive stock options covering an aggregate of 81,000 shares had been granted pursuant to the Stock Option Plan at a $16.00 per share exercise price, incentive stock options covering an aggregate of 30,000 shares had been granted at a $18.00 per share exercise price, incentive stock options covering an aggregate of 9,000 shares had been granted at a $23.00 per share exercise price and incentive stock options covering an aggregate of 30,000 shares were granted at $26.00 per share exercise price.

         The purpose of the Stock Option Plan is to provide additional incentive to employees of the Company by encouraging them to invest in the Company's Common Stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress. The Stock Option Plan is administered by a committee which is appointed by the Board of Directors and consists only of Directors who are not eligible to receive options under the Stock Option Plan. The committee determines, among other things, which officers and key employees receive an option or options under the Stock Option Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option.

         The aggregate number of shares which may be issued upon the exercise of options under the Stock Option Plan is 150,000 shares of Common Stock. The option price for options issued under the Stock Option Plan is to be at least equal to 100% of the fair market value of the Common Stock as of the date the option is granted. The fair market value is determined by the committee.

         Except as otherwise described below, none of the options granted under the Stock Option Plan may be exercised during the first year after the date granted. Thereafter each optionee may exercise up to 50% of his option the second year, up to 75% of his option the third year, and up to 100% of his option thereafter. In the event of a "change in control" of the Company, as defined in the Stock Option Plan, each optionee may exercise the total number of shares then subject to the option. Unless terminated earlier by the option's terms, incentive stock options expire ten years after the date they are granted and non-qualified stock options expire ten years and ten days after the date they are granted.

         The following table sets forth certain information concerning the shares acquired upon exercise of options, the number of unexercised options and the value of unexercised options at December 31, 1995 held by the Executive Officers listed in the Summary Table.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

                 Aggregate Option Exercises In Last Fiscal Year
                     and Option Value at December 31, 1995

                                                                    Number of Unexercised         Value of Unexercised
                                                                    Options at                    In-the-Money Options at
                                                                    December 31, 1995             December 31, 1995(a)
                                                                    -----------------             --------------------
                             Shares Acquired     Value              Exercisable/                  Exercisable/
Name                         on Exercise         Realized           Unexercisable                 Unexercisable
- ----                         -----------         --------           -------------                 -------------

Donald A. Hoyle, Jr.                5,015              $110,330     47,985/8,000                  $983,648/$140,000

John W. Reuther                     4,375               $96,250     35,754/7,000                  $714,219/$122,500


- ----------

(a) Based upon the difference between the market value of $39.50 a share on December 31, 1995 and the exercise price of the option.


Certain Relationships and Related Transactions

         The Bank has had and expects to have in the future, loan and other banking transactions in the ordinary course of business with many of its Directors, officers, and their associates. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management of the Bank, do not involve more than a normal risk of collectibility or present other unfavorable features.

         The law firm of Needle & Goldenziel was paid legal fees of approximately $39,780 from the Company or its subsidiaries for legal services rendered during 1995. Gene E. Goldenziel, who is a Director of the Bank and the Company, is a partner in Needle, Goldenziel & Pascale. Needle, Goldenziel & Pascale has been retained to perform legal services in 1996.

Planning Committee Report on Executive Compensation


         The Company, through its Board of Directors, has determined that all matters dealing with executive compensation shall be analyzed by the Planning Committee. The Board has mandated the exclusion of all management directors in the analysis process. The independent directors of the Planning Committee have forwarded the following report on executive compensation. Said report shall be included in the Pioneer American Holding Company Corp.'s 1996 Proxy Statement.

         The Company through its salary administration plan has implemented compensation policies that compensate all personnel on a fair and equitable basis, while recognizing demonstrated performance and contribution to the successful operation of the organization. More explicitly, a determination has been made through the salary administration process that the relative worth of the President/Chief Executive Officer to the corporation is high, with extensive diversification, executive management skills for the entire organization, effective internal and external communication skills, problem-solving skills based on analysis of long-range impact and the ability to make administrative and policy-making decisions required. The relative worth of the Senior Executive Vice President/Chief Financial Officer and other Executive Officers to the Corporation is also high with the job requirements identified above also essential. This relative worth of the Chief Executive Officer and all executive officers has been translated into salary levels. The salary levels have been initially determined by reviewing labor market salary data from surveys of salaries paid in the external labor market for positions comparable to the executive positions in Pioneer American Bank, N.A. The Human Resources director procures this salary data for use by the Planning Committee from a third party independent salary administration firm. The survey sources, whenever possible, included organizations of comparable size and characteristics, such as number of employees and asset size, as well as larger financial institutions with comparable positions.


         While the Committee gives significant weight to the financial performance of the Company in determinations as to executive compensation, such determinations involve certain subjective judgment and are not based solely upon specific objective criteria or any formula.


         The Committee annually evaluates and recommends base compensation, bonus compensation and annual and longer-term incentive compensation for the President/Chief Executive officer, Senior Executive Vice President/Chief Financial Officer and the other executive officers. Annual increases to the base salary of the President/Chief Executive Officer, Senior Executive Vice President/Chief Financial Officer and other executive officers are determined by industry and peer group standards, national and regional economic conditions, and by the past and expected future contributions of the individual executive officers. The base salary of the President/Chief Executive Officer and the Senior Executive Vice President/Chief Financial Officer for 1995, 1994 and 1993 will be presented in the Company's annual proxy statement.

         Bonus compensation is determined on an annual basis by analyzing the achievement of financial goals, including, but not limited to, growth, earnings, return on assets and return on equity. Financial statistics for 1995, as will be presented in the 1995 annual report, reflect success in the attainment of corporate goals. The bonus of the President/Chief Financial Officer for the 1995 was based on corporate performance as well as on the unique contributions of these named executive officers to the corporate financial results. All other executive officers were independently analyzed in their individual performance in contributing to the corporate success in determining each bonus.

         In summary, the 1995 compensation of the President/Chief Executive Officer was fixed separately and was based, among other factors, on a review of competitive compensation data from surveys and peer companies. Bonus compensation was paid to the President/Chief Executive Officer based on corporate performance in 1995.


         Generally, Section 162(m) of the Internal Revenue Code denies deduction to any publicly held company such as the Company for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other highest paid executive officers, including among other things, certain performance based compensation. The Planning Committee is evaluating to what extent Section 162(m) applies to the Company's compensation programs.


         The foregoing report has been furnished by Gene E. Goldenziel, Esq., Richard Chojnowski, Margaret L. O'Connor, R.N. and Robert S. Wallis.

Stock Performance Graph


         The following graph shows a comparison of the five-year cumulative total return for the Company's Common Stock, the S&P Bank Composite Index and the S&P Small Cap 600 Index assuming an investment in each of $100 on December 31, 1990 and a reinvestment of all dividends.




                            12/31/90          12/31/91          12/31/92          12/31/93          12/31/94         12/31/95

Pioneer American            100               83.66             93.49             138.50            227.64           244.30
Holding Company

S&P Small Cap               100               148.89            179.74            213.50            203.31           264.22
600 Index

S&P Bank                    100               163.34            215.39            237.45            225.27           358.98
Composite Index

                                  PROPOSAL TWO

                         Proposal to Amend the Company's
                  Articles of Incorporation to Change Par Value

         The shareholders are being asked to approve the proposal to amend the Company's Articles of Incorporation to change the par value of both the Company's Common Stock and Preferred Stock from $10.00 per share to $1.00 per share.

         The principal purpose of the proposed amendment is to facilitate stock splits and stock dividends with respect to the Company's Common Stock. The Company has declared a two for one stock split of its Common Stock, subject to approval and effectiveness of the proposed amendment.

         A stock split or stock dividend requires the Company to transfer to its Capital Account for its Common Stock an amount equal to the par value of the stock issued in the stock split or stock dividend. The transfer is made from the accounts entitled "Undivided Profits" or "Additional Paid in Capital", or both. The current $10.00 Par Value for the Common Stock would eventually exhaust the Undivided Profits and Additional Paid in Capital accounts if the Company continues to declare stock splits and stock dividends in the future. Reducing the Par Value of the Common Stock from $10.00 to $1.00 would permit the Company to continue to declare stock splits and stock dividends in the future without exhausting these accounts.


         If the amendment is approved by the shareholders and becomes effective, the Capital Account for the Company's Common Stock would be adjusted to reflect the revised Par Value of the issued Common Stock. At December 31, 1995, the Capital Account for its Common Stock was $13,932,000. If the proposed amendment becomes effective, the Capital Account on the effective date would be reduced to $1,393,175, reflecting the 1,393,175 shares of Common Stock outstanding and the balance in that account would be added to the account entitled Additional Paid in Capital.


         The Board of Directors believes that a permanent change in the Par Value of the Common Stock to $1.00 per share is in the interest of the Company and its shareholders. Although there are no shares of preferred stock currently outstanding, the proposed amendment would also change the par value of the authorized preferred stock from $10.00 to $1.00 per share to conform to the change in the par value of the Common Stock.

         The resolution to be considered by the shareholders at the meeting reads as follows:

                         RESOLUTION TO CHANGE PAR VALUE

         RESOLVED, that the first full paragraph of Article 5 of the Articles of Incorporation of Pioneer American Holding Company Corp. should be amended to read in full as follows (the remaining paragraphs of Article 5 to remain unchanged):

         "5 The aggregate number of shares, classes of shares and par value of shares which the Corporation shall have authority to issue is:

                  A. 25,000,000 shares of Common Stock with a par value of $1.00 per share.

                  B. 1,000,000 shares of Preferred Stock with a par value of $1.00 per share."

         FURTHER RESOLVED, that this amendment shall be presented to the shareholders of Pioneer American Holding Company Corp. for consideration of and vote upon this resolution at a time and place and with a record date, to be hereafter established by the Board of Pioneer American Holding Company Corp.

         FURTHER RESOLVED, that the proper officers of the Pioneer American Holding Company Corp. are hereby authorized and directed after shareholder approval of the proposed amendment, to execute, under its corporate seal, Articles of Amendment to the Articles of Incorporation and to file such Articles of Amendment with the Pennsylvania Department of State.

         FURTHER RESOLVED, that the Board of Directors of the Pioneer American Holding Company Corp., may, notwithstanding approval by the shareholders of Pioneer American Holding Company Corp., at any time prior to the filing of the Articles of Amendment with the Pennsylvania Department of State, terminate the proposed amendment and all transactions contemplated by or incident thereto.

         The Board of Directors unanimously recommends that you vote "For" Proposal Two.

                      OFFICERS OF THE COMPANY AND THE BANK

         Information concerning the Executive Officers of the Company is provided above under "Information Concerning Nominees" and "Information Concerning Continuing Directors."

         The following table sets forth selected information about the officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors. Except for Christopher
I. Mellon, each of the officers of the Bank has been principally employed as an officer or employee of the Bank for more than the past five years. "Officer of the Bank" as used herein means those persons with the title of Senior Vice President and higher:

         Name                 Age           Position with the Bank                      Held Since
         ----                 ---           ----------------------                      ----------

John S. Guzey                 88            Chairman                                       1992
                                            Director                                       1960

Donald A. Hoyle, Jr.          61            President                                      1984
                                            Director                                       1984

John W. Reuther               46            Senior Executive Vice President                1987
                                            Director                                       1988

Christopher I. Mellon,        31            Executive Vice President (a)                   1995
  CPA (a)

Patricia A. Cobb, Esq.        38            Senior Vice President                          1990

James E. Jackson              52            Senior Vice President                          1987

Dorothea C. Metz              70            Senior Vice President                          1995


- ----------
(a) Prior to joining the Bank in 1993, he was employed as Corporate Director of Strategic Planning, US Foodservice; Senior Vice President of Operations, Franklin First Savings Bank; and Audit Manager, KPMG Peat Marwick.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of KPMG Peat Marwick acted as the Company's independent public accountants for the fiscal year ended December 31, 1995 and has been selected to act as the Company's independent public accountant for the fiscal year ended December 31, 1996. A representative of KPMG Peat Marwick is expected to be present at the annual meeting of shareholders and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals regarding the 1997 Annual Meeting must be submitted to the Company by January 12, 1997.

                                  ANNUAL REPORT

         This Proxy Statement is accompanied by the Annual Report to Shareholders of the Company for the year ended December 31, 1995.

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

                           Donald A. Hoyle, Jr., President
                           Pioneer American Holding Company Corp.
                           41 North Main Street
                           Carbondale, Pennsylvania 18407